January 27, 2012

Karl Pichler
Rackspace Ltd.

Dear Karl,

Following our recent discussions, I am pleased to confirm the terms of your employment with Rackspace US, Inc (the Company). Your employment with Rackspace Ltd. will cease with effect from the date of commencement of your employment with the Company. You will be employed by the Company initially in the position of Chief Financial Officer with an effective start date of January 9, 2012, reporting regionally to the CEO of the Company.

The details of our agreement are as follows:
1.    Work Location
Your primary work location will be at 5000 Walzem Rd., San Antonio, TX 78218, USA or such other place as directed by the Company.
2.    Remuneration
Your pay will be based on a US salary of $350,000 per annum. This will be paid biweekly at a rate of $13,462.00. In addition to your annual pay, you will have an opportunity to earn up to 60% (although not capped) of your salary pursuant to the terms of the Semi-Annual Rackspace Profit Sharing Plan.
3.    Holiday / Earned Time off
You will be entitled to paid holidays in accordance with the Company policy. You will not be entitled to any UK statutory holidays.
In addition, based on your current tenure with Rackspace, you will be entitled to four weeks of Earned Time Off (ETO) per year, with accruals and carry-overs subject to the terms of the Company's ETO policy set forth in the US Employee Guide.
4.    Visa
The Company will assist you and your family in obtaining any necessary permits or visas. The Company will reimburse all reasonable costs of obtaining such documents. The Company will also meet the cost of obtaining residence visas for your dependents. We will assist with all matters related to your immigration status, but ultimate authority lies with the USCIS.
Once your work authorization documents are complete, you and your spouse will need to apply for a social security number with the US Social Security Administration. We will provide you with instruction on how to apply for this number.

5.    Relocation

Once you return this signed letter, you will receive a point of contact at our relocation assistance vendor. They will assist you with the logistics of each portion of your relocation from the UK to the US.

The company will arrange for the packing and shipping of your personal effects to the US from London within the guidelines and limits specified in our relocation policy. The Global Mobility Coordinator will take charge of transporting your personal possessions by air or sea.

Air: One “LDN” container
Surface/Sea Shipment:  One 40ft Container up to 12,000 lbs.

We will not pay to ship goods of an unusual nature or which require special handling.  In addition, you will not be reimbursed for the expense of moving, insuring or duties associated with the following items:

•	Animals

•	Perishable items

•	Wine and alcohol collections

•	Automobiles, motorcycles, recreational motor vehicles, boats

•	Pool tables and pianos

•	Aerosol packed items, paint or other combustible, flammable or dangerous materials

•	Currency, securities, coin, stamp or other collections, legal documents and similar items

•	Objects physically attached to property including TV antennas.

•	Firearms and ammunition

•	Items legally prohibited by host country.

You will be provided a one-time lump sum net payment of $30,000 USD to assist with all other out of pocket expenses that may be associated with your move. This $30,000 USD amount is the net amount to you after required US tax and payroll deductions; the gross lump sum payment to you is $43,258.84 USD, which is included in your W-2 income. This payment is not tax equalized.

6.	Air Fare
We will provide you and your dependents with air fare to the US in accordance with the Company's travel policy.

Excess baggage charges are not paid by the Company, but may be covered by you with the lump sum payment referred to in section 5 above.

7.	Tax Equalization Related to Certain Relocation Costs
If any portion of the (i) relocation costs of the vendor or (ii) airfare for you and your family is considered taxable wages, then the Company will provide tax protection.

8.    Benefits; Medical coverage

You will be eligible for private medical insurance arrangements in place in the US. The scheme also allows you to cover your family members at a reduced rate. Upon arrival in the US, you will become eligible for benefits on your first day of employment. Other benefits available in the US will be reviewed with you as part of your US on-boarding process with the HR team.

Cindy Stein is available to answer any questions you might have about the relocation. Karla Fulton will review the on-boarding US paperwork (such as the required U.S. Confidentiality and Intellectual Property Agreement and other US forms) as well as the U.S. benefits package, standard company policies, and employee handbook.

Please sign below to affirm that you have received and agreed to these terms. Upon receipt of your signed letter agreement, you will be contacted by Relocation Synergy Group to begin preparations for your international move. If you have any questions at all, please let me know. We are excited to have you join us here in San Antonio!

/s/ Henry Sauer_________________________
Henry Sauer
Interim VP, Human Resources

I hereby acknowledge that I understand and accept the terms and conditions outlined in this document.

Accepted:

/s/ Karl Pichler__________            ______February 2, 2012__________
Karl Pichler                        Date

Copy to: Cindy Stein
Karla Fulton
Pancho Davis
William Alberts
Relocation Synergy Group